SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

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                              SPX Corporation
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              (Name of Registrant as Specified in its Charter)
                                    N/A
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SPX Corporation issued the following press release on April 8, 2005.

Contact:     Jeremy W. Smeltser (Investors)         [GRAPHIC OMITTED: SPX LOGO]
             704-752-4478
             E-mail:  investor@spx.com

             Tina Betlejewski (Media)
             704-752-4454
             E-mail: spx@spx.com

         SPX ELECTS TO USE CASH FOR TENDERED LYONS DUE MAY 9, 2021

     CHARLOTTE, NC - April 8, 2005 - SPX Corporation (NYSE: SPW) today announced that holders of its Liquid Yield Option(TM) Notes due May 9, 2021 (Zero Coupon-Senior) (the "LYONs") have the right to surrender their LYONs for purchase as of today. Each holder of the LYONs has the right to require SPX to purchase on May 9, 2005 all or any part of such holder's LYONs at a price equal to the issue price plus the accrued original issue discount. Under the terms of the LYONs, SPX had the option to pay for the LYONs with cash, SPX common stock, or a combination of cash and stock, and has elected to pay for the LYONs solely with cash. If all outstanding LYONs are surrendered for purchase, the aggregate cash purchase price will be approximately $17.9 million.

     In order to surrender LYONs for purchase, a purchase notice must be delivered to JPMorgan Chase Bank, the trustee for the LYONs, on or before 5:00 p.m. New York City time, on May 9, 2005. Holders of LYONs complying with the transmittal procedures of the Depository Trust Company need not submit a physical purchase notice to JPMorgan Chase Bank. Holders may withdraw any LYONs previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on May 9, 2005.

     SPX will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. SPX will make available to LYONs holders, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing LYONs for purchase. LYONs holders are encouraged to read these documents carefully before making any decision with respect to the surrender of LYONs, because these documents contain important information regarding the details of SPX's obligation to purchase the LYONs.

     The LYONs are convertible under certain circumstances into 8.8588 shares of SPX common stock per $1,000 principal amount at maturity of LYONs, subject to adjustment under certain circumstances (approximately 244,946 shares in the aggregate). The LYONs are not currently convertible.

     SPX Corporation is a leading global provider of thermal equipment and services, flow technology, test and measurement solutions and industrial products and services. For more information visit the company's web site at www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The safe harbor for forward-looking statements, however, does not apply to forward-looking statements made in connection with a tender offer, including LYONs holders' right to surrender LYONs for purchase.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on March 16, 2005.

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